FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Year-to-Date Outperformance by its Operating Subsidiaries

RCS Capital Advised on over $13.7 Billion of Mergers and Acquisitions

Realty Capital Securities, LLC Raised over $4.7 Billion Across Its Alternative Investments Platform

New York, New York, July 8, 2013 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that two of its operating subsidiaries outperformed management’s expectations for 2013 year-to-date. RCS Capital, its investment banking division, advised on over $13.7 billion of closed and pending mergers and acquisitions transactions, including corporate mergers and acquisitions totaling approximately $11.4 billion and strategic property portfolio acquisitions totaling approximately $2.3 billion.

In addition, Realty Capital Securities, LLC, RCAP’s wholesale broker dealer, reported record year-to-date equity capital raised of approximately $4.7 billion across its alternative investments platform, surpassing management’s 2013 year-to-date projections by approximately 24%.

William M. Kahane, Chief Executive Officer of RCAP, commented, “This has been an extraordinary time for RCS Capital Corporation. Our investment banking and capital markets businesses have worked on a number of ground-breaking transactions, further solidifying our position as the leading M&A advisor in the industry. Our M&A advisory work also surpassed management’s year-to-date projections by approximately 49%. In addition, not only does the $4.7 billion of equity capital raised exceed our projections, but it represents approximately 50% of every dollar raised in the direct investment channel thus far this year.”

RCAP’s full service investment bank focuses on the alternative investment sector, a channel that tends to be underserved by other investment banks. RCS Capital specializes in providing strategic and financial advice to non-traded investment programs and their sponsors, which could include advising on the following: (1) the structure and development of new programs; (2) merger and acquisition transactions; (3) liquidity alternatives; and (4) furnishing debt and equity capital raising advice.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange that was recently formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct economic interest in Realty Capital Securities, LLC, a FINRA registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 866-904-2988